For Immediate Release                                    Exhibit 99.1
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Acquires Residence Inn in Downtown Bellevue, Washington
Expands West Coast Presence in Top Performing Market

PALM BEACH, Fla., October 31, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium branded, select-service hotels, today announced that it has acquired the 231-room Residence Inn by Marriott Seattle Bellevue/Downtown for a net cash purchase price of $71.8 million, plus customary, pro-rated amounts and closing costs. The purchase price represents a forward twelve month capitalization rate of approximately 7.8 percent on the hotel’s projected net operating income. Year to date through September 30, 2013, RevPAR at the Bellevue hotel is up 13% to $131.

The urban, mid-high rise hotel opened in 2008 and is situated along Interstate 405 (the area’s primary corridor), providing immediate access to downtown Bellevue’s 7.5 million square feet of Class “A” office space inventory, including the region’s high concentration of top-tier technology and telecommunications firms, such as Microsoft, Amazon, Expedia, T-Mobile and AT&T. The Bellevue market has undergone a major transformation over the past ten plus years into a premier, 24-hour, live-work-play environment.

“We are very excited to acquire one of the highest rated hotels in the Residence Inn by Marriott system, a superior quality property on an urban, infill site in one of the most desirable west coast corporate markets,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “This hotel aligns perfectly with our strategy of acquiring coastal area hotels where demand is driven primarily by corporate travelers focused in the ever-growing technology, energy or medical sectors.”

As the only extended stay product in downtown Bellevue, the hotel benefits from a plethora of surrounding corporate demand generators seeking long term stays given the predominantly high-tech and telecom customer base. In addition, the hotel is less than four miles from Microsoft’s 300-acre, corporate park in Redmond, Wa., and within a 15 minute drive of downtown Seattle’s numerous leisure attractions and Seattle-Tacoma International Airport. The hotel occupies an approximately seven acre site and features a spacious lobby with contemporary décor and custom furniture and artwork. Facilities include 3,076 square feet of meeting space in three rooms, an indoor, heated swimming pool, a fitness center, three levels of covered and secured parking, Starbuck’s Café and a Microsoft game room.

“The Seattle/Bellevue market has been on our radar for some time given our deep understanding of the market and its growth prospects based on our many years of experience in the Seattle market, including the Bellevue market, through our ownership of four Residence Inns in the Innkeepers joint venture and Island Hospitality’s operation of the hotels,” says Peter Willis, Chatham’s chief investment officer. “It is a competitive advantage for Chatham to be able to leverage Island’s knowledge of a market and diligently assess an acquisition. We expect great returns from this hotel. We have a very active and deep pipeline of prospective targets and intend to use capacity on our balance sheet to acquire hotels that meet our strict underwriting criteria.”

The Residence Inn by Marriott Seattle Bellevue/Downtown is managed by Island Hospitality Management (IHM), which is 90 percent owned by Mr. Fisher. Chatham funded the purchase with available cash and borrowings on its secured revolving credit facility of $59 million.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 76 hotels totaling 10,526 rooms/suites, comprised of 24 hotels it wholly owns with an aggregate of 3,431 rooms/suites in 14 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.